Exhibit 99

CONTACTS:
Rick Ackel
EVP and Chief Financial Officer
(408) 964-3500

Paige Bombino
Investor Relations
(408) 964-3610

FOR IMMEDIATE RELEASE

SANMINA-SCI APPOINTS PETER SIMONE TO BOARD OF DIRECTORS

SAN JOSE, CA (December 4, 2003) – Sanmina-SCI Corporation (Nasdaq NM: SANM), a leading global electronics contract manufacturer, today announced the appointment of Peter J. Simone to the Board of Directors. Peter currently serves as a director of Cymer, Inc., Zoran Corporation, Newport Corporation and several private companies. He is also an independent consultant to several private companies and the investment community.

Commenting on the appointment, Jure Sola, Sanmina-SCI’s Chairman and Chief Executive Officer, said, “Peter makes a great addition to our board. He has a wealth of experience holding executive level positions, and has served on a variety of boards for both public and private companies for over 15-years. We are pleased to have Peter join our team.”

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the $125 billion global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company’s 2002 Annual Report on Form 10-K and 10-K/A filed on December 4, 2002 and June 18, 2003 and 10-Q filed August 11, 2003 with the Securities Exchange Commission.